Exhibit 99.1

Rogers Corporation Provides Preliminary Results for the Second Quarter 2015

ROGERS, Conn.--(BUSINESS WIRE)--July 9, 2015--Rogers Corporation (NYSE:ROG) (“Rogers” or the “Company”) today announced preliminary results for its fiscal second quarter ended June 30, 2015. Rogers expects that it will report net sales of between $162 and $164 million for the quarter as compared to the April 29, 2015 guidance of $175 to $185 million. Non-GAAP net earnings per diluted share for the second quarter 2015 are expected to be approximately $0.60 to $0.70 (which excludes $0.02 per diluted share of integration charges and a discrete favorable tax benefit of an estimated $0.08 per diluted share), compared to the previous non-GAAP guidance of $0.81 to $0.93 per diluted share (which excluded $0.10 per diluted share of integration charges).

These revised unaudited net sales and earnings estimates are primarily the result of a sudden sales decline into the Chinese wireless telecom market. The Company believes that the widely-reported government actions in Chinese state-owned telecom enterprises may have temporarily delayed certain projects. In addition, weakness in the portable electronics market also impacted results for the quarter. The Company expects sales will progressively recover during the second half of 2015.

Bruce D. Hoechner, President and CEO commented, “We believe the Chinese wireless telecom situation is temporary, although global economic conditions are more challenging to forecast. We remain confident in our strategy and the Company is well positioned to manage through these headwinds. Our outlook for our business remains positive.”

The Company plans to release results for its 2015 second quarter after the close of trading on Wednesday, July 29, 2015 and host its quarterly teleconference on Thursday, July 30, 2015. Details will follow.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials helping to Power, Protect, Connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, safety and protection and other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; High Performance Foams for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Printed Circuit Materials for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the uncertain outlook for global economic growth, particularly in several of our key markets; the possibility that changes in technology or market requirements will reduce the demand for our products increasing competition; the possibility of adverse effects resulting from the expiration of issued patents; any difficulties integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected or additional costs may be incurred; delays or problems in completing planned operational enhancements to various facilities; and our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges. The risk factors identified in our filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein. This release refers to various non-GAAP financial measures. We believe that this information is useful to understanding the operating results and ongoing performance of our underlying businesses.

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Earnings Per Share Guidance for the Second Quarter of 2015:

	Guidance Q2 2015	Preliminary Results Q2 2015
GAAP earnings per diluted share	$0.71 - $0.83	$0.66 - $0.76

Add back special adjustments, net of tax:
Estimated integration costs	0.10	0.02
Estimated favorable tax benefit	-	(0.08)
Net special adjustments	0.10	(0.06)

Guidance non-GAAP earnings per diluted share	$0.81 - $0.93	$0.60 - $0.70

CONTACT:
Rogers Corporation
Investor Relations Contact:
William J Tryon, 860-779-4037
Director of Investor and Public Relations
william.tryon@rogerscorp.com
Fax: 860-779-5509
Rogers’ website: www.rogerscorp.com